Exhibit 4.36

WARRANT AGENT AGREEMENT

WARRANT AGENT AGREEMENT made as of July ___, 2018 ("Issuance Date"), between Cytori Therapeutics, Inc., a Delaware corporation (the "Company"), and Broadridge Corporate Issuer Solutions, Inc., a corporation having its principal offices in Philadelphia, Pennsylvania (the "Warrant Agent").

WHEREAS, the Company is engaged in a public rights offering (the "Offering") of the Company's Series C Preferred Stock, par value $0.001 per share ("Preferred Stock"), together with Warrants (as defined below) to purchase common stock, par value $0.001 per share ("Common Stock") and, in connection therewith, has distributed to holders of its Common Stock rights to subscribe to purchase units in the Offering (the "Units"). Each Unit consists of one share of Preferred Stock (the "Shares") and 621 "Series T" warrants (the "Warrants" and, together with the Units, the Shares and the Warrant Shares (as defined below), the "Securities"). Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $1.27 per share, subject to adjustment as described herein; and

WHEREAS, the Company has filed with the U.S. Securities and Exchange Commission a Registration Statement, No. 333-224502 on Form S-1 (as the same may be amended from time to time, the "Registration Statement") for the registration, under the Securities Act of 1933, as amended (the "Act") of the Securities, including the Warrants and the Common Stock issuable upon exercise of the Warrants (the "Warrant Shares"); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants or if the Warrants are held in "street name", a Participant (as defined below) or a designee appointed by such Participant (each, a "Holder"); and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Warrant Agreement.

2. Warrants.

2.1 Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile or electronic signature of, the Chief Executive Officer, President, Chief Financial Officer or Treasurer, Secretary or Assistant Secretary of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. All of the Warrants shall initially be represented by one or more book-entry certificates (each a "Book-Entry Warrant Certificate").

2.2. Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Warrant Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3. Registration.

2.3.1. Warrant Register. The Warrant Agent shall maintain books ("Warrant Register"), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Because the Warrants shall be eligible for the book entry and depository services of The Depository Trust Company ("DTC eligible") as of the Issuance Date, all of the Warrants shall be represented by one or more Book-Entry Warrant Certificates deposited with The Depository Trust Company (the "Depository") and registered in the name of Cede & Co., a nominee of the Depository. Ownership of beneficial interests in the Book-Entry Warrant Certificates shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by the Depository or its nominee for each Warrant; (ii) by institutions that have accounts with the Depository (such institution, with respect to a Warrant in its account, a "Participant"); or (iii) directly on the book-entry records of the Warrant Agent with respect only to owners of beneficial interests represented by such direct registration.

If the Warrants are not DTC eligible as of the Issuance Date or the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement within ten (10) days after the Depository ceases to make its book-entry settlement available. In the event that the Company does not make alternative arrangements for book-entry settlement within ten (10) days or the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depository to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depository definitive certificates ("Warrant Certificates") in physical form evidencing such Warrants. Such Warrant Certificates shall be in substantially the form annexed hereto as Exhibit A.

2.3.2. Beneficial Owner; Registered Holder. The term "beneficial owner" shall mean any person in whose name ownership of a beneficial interest in the Warrants evidenced by a Book-Entry Warrant Certificate is recorded in the records maintained by the Depository or its nominee. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (the "registered holder"), which may be a Participant or a nominee of the Depository, as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4. FAST Program. If the Company's transfer agent is not participating in the Depository's Fast Automated Securities Transfer Program and the registered holder requests that the shares of Common Stock be issued or registered to a holder other than the registered holder or an affiliate of a registered holder, then an ink-original Election to Purchase and a medallion guarantee shall be required.

2.5 Separate Transferability of Warrants. The Warrants will be issued as a separate security from any Preferred Stock issued concurrently in the offering of the Warrants and will be separately transferable immediately upon issuance.

2.6 Uncertificated Warrants. Notwithstanding the foregoing and anything else herein to the contrary, the Warrants may be issued in uncertificated form.

3. Terms and Exercise of Warrants.

3.1. Exercise Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $1.27 per whole share, subject to the subsequent adjustments provided in Section 5 hereof. The term "Exercise Price" as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised.

3.2. Duration of Warrants. A Warrant may be exercised only during the period ("Exercise Period") commencing on the date of issuance and terminating at 5:00 P.M., New York City time on the date that is thirty (30) months after the Issuance Date ("Expiration Date"). Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at 5:00 P.M. New York City time on the Expiration Date.

3.3. Exercise of Warrants.

3.3.1. Exercise and Payment. A registered holder may exercise a Warrant by delivering, not later than 5:00 P.M., New York City time, on any business day during the Exercise Period to the Warrant Agent at its corporate trust department an election to purchase the Warrant Shares underlying the Warrants to be exercised ("Election to Purchase"), properly completed and executed by the registered holder on the reverse of the Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depository's procedures (such date of delivery, the "Exercise Date"), provided that the Exercise Price for each Warrant to be exercised in lawful money of the United States of America by certified or official bank check or by bank wire transfer in immediately available funds shall be delivered within one Trading Day (as defined below) following the Exercise Date (other than in connection with a cashless exercise pursuant to the procedures outlined in Section 3.3.7). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder, provided that, solely in in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised (the "Book-Entry Warrants") shown on the records of the Depository to an account of the Warrant Agent at the Depository designated for such purpose in writing by the Warrant Agent to the Depository from time to time shall be delivered within one Trading Day following the Exercise Date. No ink-original Election to Purchase shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Election to Purchase be required. "Trading Day" means a day on which the shares of Common Stock are traded on the Nasdaq Capital Market (or, if the Common Stock is not traded on the Nasdaq Capital Market, a day on which the Common Stock is traded on any other national securities exchange, OTCQB, or OTCQX or other quotation platform that is the primary trading market of the Common Stock).

If the Election to Purchase is received by the Warrant Agent after 5:00 P.M., New York City time, on the specified Exercise Date, the Warrants will be deemed to be received and exercised on the business day next succeeding the Exercise Date. If the date specified as the Exercise Date is not a business day, the Warrants will be deemed to be received and exercised on the next succeeding day that is a business day. If the Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the registered holder or Participant, as the case may be, as soon as practicable. In no event will interest accrue on funds deposited with the Warrant Agent in respect of an exercise or attempted exercise of Warrants.

The Warrant Agent shall deposit all funds received by it in payment of the Exercise Price in the account of the Company maintained with the Warrant Agent for such purpose and shall confirm the balance in the account at any time following such request from the Company.

3.3.2. Issuance of Certificates. The Warrant Agent shall, by 11:00 A.M. New York City time on the second business day following the Exercise Date of any Warrant, advise the Company or the transfer agent and registrar in respect of (a) the Warrant Shares issuable upon such exercise as to the number of Warrants exercised in accordance with the terms and conditions of this Agreement, (b) the instructions of each registered holder or Participant, as the case may be, with respect to delivery of the Warrant Shares issuable upon such exercise, and the delivery of definitive Warrant Certificates, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise, (c) in case of a Book-Entry Warrant Certificate, the notation that shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise and (d) such other information as the Company or such transfer agent and registrar shall reasonably require.

The Company shall, within the earlier of (i) two (2) Trading Days or (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the Exercise Date of any Warrant, cause its Transfer Agent to execute, issue and deliver to the Warrant Agent the Warrant Shares to which such registered holder or Participant, as the case may be, is entitled, in fully registered form, registered in such name or names as may be directed by such Holder or the Participant, as the case may be. As used herein, "Standard Settlement Period" means the standard settlement period, expressed in a number of Trading Days, on the Company's primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Election to Purchase. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

In lieu of delivering physical certificates representing the Warrant Shares issuable upon exercise, provided the Company's transfer agent is participating in the Depository's Fast Automated Securities Transfer program, the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the Warrant Shares issuable upon exercise to the Depository by crediting the account of the Depository or of the Participant through its Deposit Withdrawal Agent Commission system. The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein. If the Company's transfer agent is not participating in the Depository's Fast Automated Securities Transfer Program and the registered holder requests that the shares of Common Stock be issued or registered to a holder other than the registered holder or an affiliate of the registered holder, then an ink-original Election to Purchase and a medallion guarantee shall be required.

3.3.3. Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and nonassessable.

3.3.4. No Fractional Exercise. Warrants may be exercised only in whole numbers of Warrant Shares. No fractional Warrant Shares are to be issued upon the exercise of the Warrant, but rather the number of Warrant Shares to be issued shall be rounded up to the nearest whole number. If fewer than all of the Warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate for the number of unexercised Warrants remaining shall be executed by the Company and countersigned by the Warrant Agent as provided in Section 2 of this Warrant Agreement, and delivered to the holder of this Warrant Certificate at the address specified on the books of the Warrant Agent or as otherwise specified by such registered holder. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise.

3.3.5 No Transfer Taxes. The Company shall not be required to pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of the Warrant Shares upon the exercise of Warrants; and in the event that any such transfer is involved, the Company shall not be required to issue or deliver any Warrant Shares until such tax or other charge shall have been paid or it has been established to the Company's satisfaction that no such tax or other charge is due.

3.3.6 Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued or to whom shares of Common Stock are credited to such person's account at the Depository shall for all purposes be deemed to have become the holder of record of such Common Stock as of the time that a duly executed Election to Purchase is delivered in accordance with Section 3.3.1, provided that, in the case of a cash exercise, payment of the Aggregate Exercise Price is made within two (2) Trading Days after the delivery of the Election to Purchase, and if the payment of the Aggregate Exercise Price is not made within two (2) Trading Days after the delivery of the Election to Purchase, the Holder shall be deemed to have become the holder of record of such Common Stock on the first Trading Day after the date on which the Aggregate Exercise Price has been paid, irrespective of the date of delivery of such certificate or the date the shares of Common Stock are credited to such person's account at the Depository, except that, if the date of such delivery and/or payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.3.7 Cashless Exercise Under Certain Circumstances.

(i) The Company shall provide to the registered holder prompt written notice of any time that the Company is unable to issue the Warrant Shares via a transfer effected by the Depository or otherwise (without restrictive legend), because (A) the Commission has issued a stop order with respect to the Registration Statement, (B) the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, (C) the Company has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or (D) otherwise (each a "Restrictive Legend Event"). To the extent that a Restrictive Legend Event occurs after the registered holder has exercised a Warrant in accordance with the terms of the Warrants but prior to the delivery of the Warrant Shares, the Company shall, at the election of the registered holder to be given within five (5) days of receipt of notice of the Restrictive Legend Event, either (A) rescind the previously submitted Election to Purchase and the Company shall return all consideration paid by registered holder for such shares upon such rescission or (B) treat the attempted exercise as a cashless exercise as described in the next paragraph and refund the cash portion of the exercise price to the registered holder.

(ii) If a Restrictive Legend Event has occurred and no exemption from the registration requirements is available, the Warrant shall only be exercisable on a cashless basis. Notwithstanding anything herein to the contrary, the Company shall not be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of the Warrant Shares. Upon a "cashless exercise", the Holder shall be entitled to receive a certificate (or book entry) for the number of Warrant Shares equal to the quotient obtained by dividing [(A x B) - (A x C)] by (B), where:

(A)	= the total number of shares with respect to which such Warrant is then being exercised;

(B)	= the Closing Sale Price (as defined below) of the Common Stock on the date immediately preceding the date of the Election to Purchase; and

(X)	= the Exercise Price then in effect for the applicable shares of Common Stock at the time of such exercise.

Upon receipt of an Election to Purchase for a cashless exercise, the Warrant Agent will promptly deliver a copy of the Election to Purchase to the Company to confirm the number of Warrant Shares issuable in connection with the cashless exercise. The Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this section to calculate, the number of Warrant Shares issuable in connection with the cashless exercise. If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised. The Company agrees not to take any position contrary to this Section 3.3.7(ii).

"Closing Sale Price" means, for any security as of any date, the last closing bid price for such security on the Nasdaq Capital Market, as reported by Bloomberg, or, if the Nasdaq Capital Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Nasdaq Capital Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or "pink sheets" by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Company. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

3.3.8 Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the registered holder the number of Warrant Shares that are not disputed.

4. Share Delivery Failure. If the Company shall fail, for any reason or for no reason, to issue to the Holder within the earlier of (i) two (2) Trading Days or (ii) the number of Trading Days comprising the Standard Settlement Period following the Exercise Date (the "Share Delivery Deadline"), a certificate for the number of shares of Common Stock to which the Holder is entitled upon the Holder's exercise of a Warrant or credit the Holder's balance account with the Depository for such number of shares of Common Stock to which the Holder is entitled upon the Holder's exercise of such Warrant (as the case may be, but in each case without a restrictive legend) (a "Delivery Failure"), and if on or after such Share Delivery Deadline the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of all or any portion of the number of shares of Common Stock issuable upon such exercise that the Holder so anticipated receiving from the Company, then, in addition to all other remedies available to it, the Company shall, within three (3) Business Days (as defined below) after the Holder's request, either, at the election of the Holder, (i) pay cash to the Holder in an amount equal to 100% of the Holder's total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other person in respect, or on behalf, of the Holder) (the "Buy-In Price"), at which point the Company's obligation to so issue and deliver such certificate or credit the Holder's balance account with the Depository for the number of shares of Common Stock to which the Holder is entitled upon the Holder's exercise hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder's balance account with the Depository for the number of shares of Common Stock to which the Holder is entitled upon the Holder's exercise hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the lowest Closing Sale Price of the shares of Common Stock on any trading day during the period commencing on the date of the applicable Election to Purchase and ending on the date immediately preceding the date of such issuance and payment under this clause (ii). The term "Business Day" as used in this Agreement shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of New York, State of New York. If the Company fails for any reason to deliver to the Holder the Common Stock subject to an Election to Purchase by the Share Delivery Deadline, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Common Stock subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Election to Purchase), $10 per trading day (increasing to $20 per trading day on the fifth trading day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Deadline until such shares of Common Stock are delivered or Holder rescinds such exercise. For the purposes of this provision "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the Nasdaq Capital Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Nasdaq Capital Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is listed or quoted on the OTCQB or OTCQX, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the "Pink Sheets" published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

5. Adjustments.

5.1 Stock Dividends.

5.1.1 Split-Ups. If after the date hereof, and subject to the provisions of Section 5.5 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock on Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock and the Exercise Price shall be proportionally decreased such that the aggregate Exercise Price, after such adjustments, remains the same for each Warrant.

5.1.2 Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock as a class on account of such shares of Common Stock (or other shares of the Company's capital stock into which the Warrants are convertible), other than as described in subsection 5.1.1 (any such non-excluded event being referred to herein as an "Extraordinary Dividend"), then the Exercise Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board of Directors of the Company, in good faith) of any securities or other assets paid on each share of Common Stock (or other shares of the Company's capital stock into which the Warrants are convertible) in respect of such Extraordinary Dividend.

5.2 Adjustments. If after the date hereof, and subject to the provisions of Section 5.5, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock and the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

5.3. Adjustment Upon Issuance of Shares of Common Stock. If and whenever on or after the Issuance Date, the Company issues or sells or converts any shares of Preferred Stock, or in accordance with this Section 5.3 is deemed to have issued or sold, any shares of Common Stock and/or Common Stock Equivalents (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Exempt Issuance issued or sold or deemed to have been issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Exercise Price in effect immediately prior to such issuance or sale or deemed issuance or sale (such Exercise Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately upon such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Exercise Price and the New Issuance Price under this Section 5.3), the following shall be applicable:

5.3.1. Issuance of Options. If the Company in any manner grants or sells any rights, warrants or options to subscribe for or purchase shares of preferred stock and/or Common Stock or Common Stock Equivalents (“Options”) and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Common Stock Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 5.3.1, the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Common Stock Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Common Stock Equivalents issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Common Stock Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof. Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock or of such Common Stock Equivalents upon the exercise of such Options or otherwise pursuant to the terms of or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

5.3.2. Issuance of Common Stock Equivalents. If the Company in any manner issues or sells any Common Stock Equivalents and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Exercise Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Common Stock Equivalents for such price per share. For the purposes of this Section 5.3.2, the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Common Stock Equivalent and upon conversion, exercise or exchange of such Common Stock Equivalent or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Common Stock Equivalent for which one share of Common Stock is issuable upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Common Stock Equivalent (or any other Person) upon the issuance or sale of such Common Stock Equivalent plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Common Stock Equivalent, other than the value of the Common Stock Equivalent itself (or any other Person). Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Common Stock Equivalents is made upon exercise of any Options for which adjustment of the Warrant has been or is to be made pursuant to other provisions of this Section 5.3, except as contemplated below, no further adjustment of the Exercise Price shall be made by reason of such issuance or sale.

5.3.3. Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Common Stock Equivalents, or the rate at which any Common Stock Equivalents are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 5.1), the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Common Stock Equivalents provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 5.3.3, if the terms of any Option or Common Stock Equivalents that was outstanding as of the Issuance Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Common Stock Equivalents and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 5.3 shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

5.3.4. Calculation of Consideration Received. If any Option and/or Common Stock Equivalent and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (the “Primary Security”, and such Option and/or Common Stock Equivalent and/or Adjustment Right, the “Secondary Securities” and together with the Primary Security, each a “unit”), together comprising one integrated transaction, the aggregate consideration per share of Common Stock with respect to such Primary Security shall be deemed to be the lower of (x) the purchase price of such unit, (y) if such Primary Security is an Option and/or Common Stock Equivalent, the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise or conversion of the Primary Security in accordance with Section 5.3.1 or 5.3.2 above and (z) the lowest VWAP of the Common Stock on any Trading Day during the four Trading Day period immediately following the public announcement of such Dilutive Issuance (for the avoidance of doubt, if such public announcement is released prior to the opening of the Trading Market on a Trading Day, such Trading Day shall be the first Trading Day in such four Trading Day period). If any shares of Common Stock, Options or Common Stock Equivalents are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Common Stock Equivalents are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Common Stock Equivalents are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common

Stock, Options or Common Stock Equivalents (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined by an independent, nationally reputable appraiser. Within ten (10) days after the occurrence of an event requiring valuation, but in no case less than five (5) Trading Days, the fair value of such consideration will be determined by an independent, nationally reputable appraiser selected by the Company in good faith. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

5.3.5. Holder’s Right of Alternative Exercise Price. In addition to and not in limitation of the other provisions of this Section 5.3, if the Company in any manner issues or sells or enters into any agreement to issue or sell, any Common Stock, Options or Common Stock Equivalents (any such securities, “Variable Price Securities”) after the Issuance Date that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for shares of Common Stock pursuant to such Options or Common Stock Equivalents, as applicable, at a price which varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) (each of the formulations for such variable price being herein referred to as, the “Variable Price”), the Company shall provide written notice thereof via electronic transmission, facsimile or overnight courier to each Holder within two (2) business days of the date of such agreement and/or the issuance of such Common Stock Equivalents or Options, as applicable. From and after the date the Company enters into such agreement or issues any such Variable Price Securities, the Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Exercise Price upon exercise of this Warrant by designating in the Notice of Exercise delivered upon any exercise of this Warrant that solely for purposes of such exercise the Holder is relying on the Variable Price rather than the Exercise Price then in effect, provided, that if the Holder delivers a Notice of Conversion after the time that the Company entered into an agreement for or issued the Variable Price Securities but prior to receiving notice by the Company of such agreement or issuance, the Holder shall have the right to substitute the Variable Price for the Conversion Price in connection with such conversion. For purposes of clarity, the Holder shall have the right to substitute the Variable Price for the Conversion Price regardless of whether the Company has delivered a notice to the Holder of the entry into an agreement for or the issuance of the Variable Price Securities. The Holder’s election to rely on a Variable Price for a particular exercise of this Warrant shall not obligate the Holder to rely on a Variable Price for any future exercise of this Warrant.

5.3.6. Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Common Stock Equivalents or (B) to subscribe for or purchase shares of Common Stock, Options or Common Stock Equivalents, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

5.3.7. Definitions. For purposes of this Section 5.3: “Common Stock Equivalents” means any securities of the Company or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock. “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, directors or consultants of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any Warrants and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Warrant Agent Agreement, provided that such securities (other than any warrants currently outstanding that are held by Oxford Finance, LLC) have not been amended since the date of the Warrant Agent Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of any such securities or to extend the term of such securities (for the avoidance of any doubt, if the Company reprices the existing warrants held by Oxford Finance, LLC, the issuance of shares of Common Stock upon exercise of such existing warrants shall be an Exempt Issuance), (c) securities issued pursuant to acquisitions, dispositions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that until the date that is 90 days after Closing such securities are issued as “restricted securities” (as defined in Rule 144) and such securities carry no registration rights that require or permit the filing of any registration statement in connection therewith until the date that is 90 days after Closing, and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d) shares of Common Stock pursuant to that certain Sales Agreement, dated June 1, 2018, by and between the Company and B. Riley FBR, Inc., (e) up to $10,000,000 of shares of Common Stock, in the aggregate, pursuant to an equity line of credit with a financial institution, (f) warrants (and the shares issuable upon exercise of such warrants) to Oxford Finance, LLC in connection with the re-financing of the existing $17,700,000 term loan made by Oxford Finance, LLC to the Company, (g) securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment lease financing arrangements, credit agreements or other commercial transactions, and (h) securities issued in connection with research and development partnerships, licensing, corporate partnering, collaborative arrangements or similar transactions. “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

5.4. Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 5.1 or 5.2, then, in any such event, the Company shall give written notice to each registered holder, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

5.5. No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares or scrip representing fractional shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 5, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise and at its sole election, either (i) pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price, or (ii) round up to the nearest whole number the number of shares of Common Stock to be issued to such Holder.

5.6. Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 5, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5.7 Pro Rata Distributions. During such time as a Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of such Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of such Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage (as defined below)) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Maximum

Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage.

5.8Fundamental Transaction. If, at any time while a Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a "Fundamental Transaction"), then, upon any subsequent exercise of such Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 7 on the exercise of such Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which such Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 7 on the exercise of such Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of such Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the "Successor Entity") to assume in writing all of the obligations of the Company under this Warrant Agreement and the Warrants in accordance with the provisions of this Section 5.8 pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for the Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to such Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of such Warrant (without regard to any limitations on the exercise of the Warrants) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of the Warrants immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant Agreement and the Warrants referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant Agreement and the Warrants with the same effect as if such Successor Entity had been named as the Company herein.

6. Transfer and Exchange of Warrants.

6.1. Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

6.2. Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer reasonably acceptable to Warrant Agent, duly executed by the registered holder thereof, or by a duly authorized attorney, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate, each Book-Entry Warrant Certificate may be transferred only in whole and only to the Depository, to another nominee of the Depository, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend. Upon any such registration of transfer, the Company shall execute, and the Warrant Agent shall countersign and deliver, in the name of the designated transferee a new Warrant Certificate or Warrant Certificates of any authorized denomination evidencing in the aggregate a like number of unexercised Warrants.

6.3. Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Warrant Certificate for a fraction of a Warrant.

6.4. Service Charges. A service charge shall be made for any exchange or registration of transfer of Warrants, as negotiated between Company and Warrant Agent; provided, however, that the Holder shall not be responsible for any service charge.

6.5. Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Warrant Agreement, the Warrants required to be issued pursuant to the provisions of this Section 6, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

7. Limitations on Exercise. Neither the Warrant Agent nor the Company shall effect any exercise of any Warrant, and a registered holder shall not have the right to exercise any portion of a Warrant, to the extent that after giving effect to the issuance of shares of Common Stock after exercise as set forth on the applicable Election to Purchase, the registered holder (together with such registered holder's Affiliates (as defined in Rule 405 under Act), and any other persons acting as a group together with the registered holder or any of the registered holder's Affiliates), would beneficially own in excess of 4.99% of the Company's Common Stock (the "Maximum Percentage"). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the registered holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which such determination is being made, but shall exclude (i) the number of shares of Common Stock which would be issuable upon exercise of the remaining, nonexercised portion of any Warrant beneficially owned by the registered holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder or any of its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 7, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the registered holder that neither the Warrant Agent nor the Company is representing to the registered holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the registered holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 7 applies, the determination of whether a Warrant is exercisable (in relation to other securities owned by the registered holder together with any Affiliates) and of which portion of a Warrant is exercisable shall be in the sole discretion of the registered holder, and the submission of an Election to Purchase shall be deemed to be the registered holder's determination of whether such Warrant is exercisable (in relation to other securities owned by the registered holder together with any Affiliates) and of which portion of a Warrant is exercisable, and neither the Warrant Agent nor the Company shall have any obligation to verify or confirm the accuracy of such determination and neither of them shall have any liability for any error made by the registered holder. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 7, in determining the number of outstanding shares of Common Stock, a registered holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company's most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Company's transfer agent setting forth the number of shares of Common Stock outstanding. The provisions of this Section 7 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6 to correct this subsection (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of a Warrant. The registered holder, upon notice to the Company, may increase or decrease the Maximum Percentage provisions of this Section 7, provided that the Maximum Percentage in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of such Warrant held by the registered holder and the provisions of this Section 6 shall continue to apply. Any increase in the Maximum Percentage will not be effective until the 61st day after such notice is delivered to the Company and shall only be effective with regard to such registered holder.

8. Other Provisions Relating to Rights of Holders of Warrants.

8.1. No Rights as Stockholder. Except as otherwise specifically provided herein, a registered holder, solely in its capacity as a holder of a Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant Agreement be construed to confer upon a registered holder, solely in its capacity as the registered holder of a Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the registered holder of the Warrant Shares which it is then entitled to receive upon the due exercise of a Warrant. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder.

8.2. Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity (including obtaining an open penalty bond protecting the Warrant Agent, which penalty bond shall not apply to any institutional investor that is a holder) or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

8.3. Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

8.4 Registration of Common Stock. The Company will use commercially reasonable efforts to maintain the effectiveness of the Registration Statement and the current status of the Prospectus or to file and maintain the effectiveness of another registration statement and another current prospectus covering the Warrants and the Warrant Shares until all Warrant Shares covered by such registration statement may be sold without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1).

9. Redemption.

9.1 Right of Redemption. Not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time following the first anniversary of closing of the Offering and prior to the Expiration Date, at the office of the Warrant Agent, upon the notice referred to in Section 9.2, at the price of $0.01 per Warrant (subject to adjustment proportionate to any adjustment to the Exercise Price pursuant to Section 5.2)

(the "Redemption Price"), provided, however, that the last reported sales price of the Common Stock has been equal to or greater than the $3.63 per share (subject to adjustment proportionate to any adjustment to the Exercise Price pursuant to Section 5.2) on each Trading Day during any period of 20 consecutive Trading Days ending prior to the notice of redemption to the registered holders and there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants current and available and, provided, further, that that notice of redemption is delivered within one Trading Day following such period of 20 consecutive Trading Days . Notwithstanding the foregoing, the Company shall not have the right to redeem Warrant Shares hereunder to the extent that the exercise of the Warrant for the Warrant Shares subject to redemption hereunder would exceed such registered holder's Maximum Percentage. In addition, the Company's right of redemption hereunder shall be subject to the satisfaction, during such 20 consecutive Trading Day period described above and during the 30 day notice period described in Section 9.2, of the Equity Conditions. For purposes herein, "Equity Conditions" means, during the period in question, (a) the Company shall have duly honored all exercises scheduled to occur or occurring by virtue of one or more Elections to Purchase of the applicable Holder on or prior to the dates so requested or required, if any, (b) the Company shall have paid all liquidated damages and other amounts owing to the applicable Holder in respect of the Warrants, (c) the Common Stock is trading on the Nasdaq Capital Market and all of the shares issuable upon conversion of the Preferred Stock and exercise of the Warrants are listed or quoted for trading thereon (and the Company believes, in good faith, that trading of the Common Stock on the Nasdaq Capital Market will continue uninterrupted for the foreseeable future), (d) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Warrants and the Preferred Stock, (e) the issuance of the shares in question to the applicable Holder would not violate the Maximum Percentage set forth in Section 7 herein, (f) there has been no public announcement of a pending or proposed Fundamental Transaction that has not been consummated, (g) on each Trading Day during such period, the dollar trading volume for each Trading Day during such period exceeds $______ per Trading Day and (h) the applicable Holder is not in possession of any information provided by the Company, any of its Subsidiaries, or any of their officers, directors, employees, agents or Affiliates, that constitutes, or may constitute, material non-public information.

9.2 Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants pursuant to Section 9.1 (the "Redeemable Warrants"), the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company (and delivered by email to Holders who have provided an email address to the Company) not less than 30 days prior to the date fixed for redemption to the Holders of the Redeemable Warrants at their last addresses (and email addresses as applicable) as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date sent whether or not the Holder received such notice.

9.3 Exercise After Notice of Redemption. The Redeemable Warrants may be exercised for cash in accordance with Section 3.3.1 of this Warrant Agreement or on a cashless basis pursuant to Section 3.3.7 at any time after notice of redemption shall have been given by the Company pursuant to Section 9.2 hereof and prior to the time and date fixed for redemption. On and after the redemption date, the record holders of the Redeemable Warrants shall have no further rights except to receive the Redemption Price upon surrender of the Redeemable Warrants.

10. Concerning the Warrant Agent and Other Matters.

10.1. Concerning the Warrant Agent. The Warrant Agent:

i) shall have no duties or obligations other than those set forth herein and no duties or obligations shall be inferred or implied;

ii) may rely on and shall be held harmless by the Company in acting upon any certificate, statement, instrument, opinion, notice, letter, or electronic transmission, telegram or other document, or any security delivered to it, and reasonably believed by it to be genuine and to have been made or signed by the proper party or parties;

iii) may rely on and shall be held harmless by the Company in acting upon written or oral instructions or statements from the Company with respect to any matter relating to its acting as Warrant Agent;

iv)may consult with counsel satisfactory to it (including counsel for the Company) and shall be held harmless by the Company in relying on the advice or opinion of such counsel in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of such counsel;

v)solely shall make the final determination as to whether or not a Warrant received by Warrant Agent is duly, completely and correctly executed, and Warrant Agent shall be held harmless by the Company in respect of any action taken, suffered or omitted by Warrant Agent hereunder in good faith and in accordance with its determination;

vi) shall not be obligated to take any legal or other action hereunder which might, in its judgment subject or expose it to any expense or liability unless it shall have been furnished with an indemnity satisfactory to it; and

vii) shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to the Registration Statement or this Warrant Agreement, including without limitation obligations under applicable regulation or law.

10.2 Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares. The Warrant Agent shall not register any transfer or issue or deliver any Warrant Certificate(s) or Warrant Shares unless or until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax, if any, or shall have established to the reasonable satisfaction of the Company that such tax, if any, has been paid.

10.3 Resignation, Consolidation, or Merger of Warrant Agent.

10.3.1. Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days' notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company's cost. Any successor Warrant Agent (but not including the initial Warrant Agent), whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of Delaware, in good standing and having its principal office in the State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

10.2.2. Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

10.2.3. Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act.

10.4. Fees and Expenses of Warrant Agent.

10.4.1. Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration in an amount separately agreed to between Company and Warrant Agent for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder. One half of the total Warrant Agent fees (not including postage) must be paid upon execution of this Warrant Agreement. The remaining half must be paid within fifteen (15) business days thereafter. An invoice for any out-of-pocket and/or per item fees incurred will be rendered to and payable by the Company within fifteen (15) days of the date of said invoice. It is understood and agreed that all services to be performed by Warrant Agent shall cease if full payment for its services has not been received in accordance with the above schedule, and said services will not commence thereafter until all payment due has been received by Warrant Agent.

10.4.2. Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

10.5. Liability of Warrant Agent.

10.5.1. Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Warrant Agreement.

10.5.2. Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, claims, losses, damages, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement except as a result of the Warrant Agent's gross negligence, willful misconduct, or bad faith.

10.5.3. Limitation of Liability. The Warrant Agent's aggregate liability, if any, during the term of this Warrant Agreement with respect to, arising from, or arising in connection with this Warrant Agreement, or from all services provided or omitted to be provided under this Warrant Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid or payable hereunder by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses.

10.5.4 Disputes. In the event any question or dispute arises with respect to the proper interpretation of this Warrant Agreement or the Warrant Agent's duties hereunder or the rights of the Company or of any holder of a Warrant, the Warrant Agent shall not be required to act and shall not be held liable or responsible for refusing to act until the question or dispute has been judicially settled (and the Warrant Agent may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to the Warrant Agent and executed by the Company and each other interested party. In addition, the Warrant Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the Warrant holders, as applicable, and all other parties that may have an interest in the settlement.

10.5.5 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

10.6. Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

11. Miscellaneous Provisions.

11.1. Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

11.2. Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given (i) when so delivered if by hand or overnight delivery, or (ii) if sent by certified mail or private courier service, within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Cytori Therapeutics, Inc.

3020 Callan Road

San Diego, CA 92121

Attn: Marc H. Hedrick

With a copy to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attention: Cheston Larson, Esq.

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given (a) upon receipt if by hand or overnight delivery, or (b) if by hand or overnight delivery or if sent by certified mail or private courier service, within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Broadridge Corporate Issuer Solutions, Inc.

1717 Arch Street

Suite 1300

Philadelphia, Pennsylvania 19103

Attn: Compliance Department

With a copy to:

Broadridge Financial Solutions, Inc.

2 Journal Square Plaza

Jersey City, New Jersey 07306

Attention: General Counsel

11.3. Applicable Law. The validity, interpretation, and performance of this Warrant Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 11.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

11.4. Persons Having Rights under this Warrant Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto and the Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Holders of the Warrants.

11.5. Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent in the city of Philadelphia, Commonwealth of Pennsylvania, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

11.6. Counterparts. This Warrant Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Such counterparts may be delivered electronically.

11.7. Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

11.8 Amendments. This Warrant Agreement may be amended by the parties hereto without the consent of any Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Holders. All other modifications or amendments, including any amendment to increase the Exercise Price or shorten the Exercise Period, shall require the written consent of the Company and the written consent of the registered holders of a majority of the then outstanding Warrants.

11.9 Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

11.10 Force Majeure. In the event either party is unable to perform its obligations under the terms of this Warrant Agreement because of acts of God, strikes, failure of carrier or utilities, equipment or transmission failure or damage that is reasonably beyond its control, or any other cause that is reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Warrant Agreement shall resume when the affected party or parties are able to perform substantially that party's duties. Notwithstanding anything herein to the contrary, this Section 11.10 shall not affect the Company's obligations to the Holders as provided herein.

11.11 Consequential Damages. Notwithstanding anything in this Warrant Agreement to the contrary, neither party to this Warrant Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provision of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

CYTORI THERAPEUTICS, INC.

By:
Name:	Tiago Girao
Title:	VP Finance and Chief Financial Officer

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

By:
Name:
Title:

Signature Page to Warrant Agency Agreement

EXHIBIT A

[Form of Warrant Certificate]

[REVERSE]

[Form of Warrant Certificate]

[FACE]

Number: T-______	Series T Warrants to purchase _____ shares

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

CYTORI THERAPEUTICS, INC.

Incorporated Under the Laws of the State of Delaware

CUSIP [ ]

Series T Warrant Certificate

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of July ___, 2018 (the "Warrant Agreement"), duly executed and delivered by the Company to Broadridge Corporate Issuer Solutions, Inc., a corporation having its principal offices in Philadelphia, Pennsylvania, as warrant agent (the "Warrant Agent"), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words "holders" or "holder" meaning the Holders or Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by delivering an election to purchase ("Exercise Notice"), properly executed by the holder hereof on the reverse of this Warrant Certificate or, in the case of a Book-Entry Warrant (as defined in the Warrant Agreement), properly delivered by the institution in whose account the Warrant is recorded on the records of The Depository Trust Company (the "Depository" and such institution in whose account the Warrant is recorded, the "Participant"), and substantially in the form included on the reverse of this Warrant Certificate, provided that the Exercise Price for each Warrant to be exercised in lawful money of the United States by certified or official bank check or by bank wire transfer in immediately available funds shall be delivered within one Trading Day (as defined in the Warrant Agreement) following the Exercise Date (as defined in the Warrant Agreement), in each case payable to the Warrant Agent, unless a "cashless exercise" is permitted under the Warrant Agreement.

In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through "cashless exercise" as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, either round up to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant or pay such holder cash for such fractional share in the Company's sole discretion.

Warrant Certificates, when surrendered at the office of the Warrant Agent designated for such purposes by the Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

ELECTION TO PURCHASE

(To Be Executed Upon Exercise of Warrant)

CASH EXERCISE:

The undersigned hereby irrevocably elects to exercise the rights represented by this Warrant Certificate to receive ______ shares of Common Stock and herewith tenders payment for such shares to the order of Cytori Therapeutics, Inc. (the "Company") in the amount of $____ in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of _______________________, whose address is _______________________, and that such shares be delivered to _______________________, whose address is _______________________. If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of _______________________, whose address is _______________________, and that such Warrant Certificate be delivered to _______________________, whose address is _______________________.

CASHLESS EXERCISE:

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise, (i) the number of shares that this Warrant is exercisable for would be determined in accordance with section 3.3.2 of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following:

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of _______________________, whose address is _______________________, and that such Warrant Certificate be delivered to _______________________, whose address is _______________________.

Date:_________, 20__
(Signature)

(Address)

(Tax Identification Number)

Signature must conform in all respects to the name of the holder as specified on the face of this Warrant Certificate. If Warrant Shares, or a Warrant Certificate evidencing unexercised Warrants, are to be issued in a name other than that of the registered holder hereof or are to be delivered to an address other than the address of such holder as shown on the books of the Warrant Agent, the above signature must be guaranteed by a an Eligible Guarantor Institution (as that term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended).

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO RULE 17Ad-15).

ASSIGNMENT

(FORM OF ASSIGNMENT TO BE EXECUTED IF WARRANT HOLDER

DESIRES TO TRANSFER WARRANTS EVIDENCED HEREBY)

FOR VALUE RECEIVED, ______ HEREBY SELL(S), ASSIGN(S) AND TRANSFER(S) UNTO

(Please insert social security or

other identifying number of assignee)

(Please print name and address

including zip code of assignee)

the rights represented by the within Warrant Certificate and does hereby irrevocably constitute and appoint ______ Attorney to transfer said Warrant Certificate on the books of the Warrant Agent with full power of substitution in the premises.

Date: ______, 20__
(Signature)

(Address)

(Tax Identification Number)

Signature must conform in all respects to the name of the holder as specified on the face of this Warrant Certificate and must bear a signature guarantee by an Eligible Guarantor Institution (as that term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended).

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO RULE 17Ad-15).

Exhibit B

AGENT AND FEE SCHEDULE

Exchange:

Project Management Fees for up to 100 record stockholders:

•	$500.00 per month, Agent Fee

Covers all services listed in "AGENT SERVICES COVERED" as set forth in Exhibit B for all record date Stockholders.

Warrant Agent shall be entitled to reimbursement of all reasonable out-of-pocket expenses including but not limited to postage, stationery and supplies, which will be billed as incurred during the performance of Warrant Agent's duties hereunder, including without limitation:

•	Out of pocket expenses [1]

•	Overnight delivery / courier service / photocopy service

•	Envelopes - outer and BRE (Business Reply Envelopes) [1]

•	Brochures and enrollment materials

•	Insurance and courier fees

•	Printing of check forms and blank stock certificates

Although Warrant Agent may advance payment for these expenses and then invoice Company, there are occasions when Warrant Agent may require advance payment toward large expense items.

1 Rates are subject to change upon U.S. and foreign postage rate increases.